Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Previews Q4 2011 Results

Results to be Reported on Wednesday, March 14th After the Market Closes

Highlights:

*	Fourth quarter operating results below forecast but annual earnings above expectations due to a gain related to an acquisition

*	LogistiCare completes 2011 with 13 of 14 competitive bid wins, including five new and eight incumbent contracts

TUCSON, ARIZONA – February 15, 2012 -- The Providence Service Corporation (Nasdaq: PRSC) today announced that while its 2011 earnings per share is expected to be above expectations due to a gain related to an acquisition retroactively recognized in Q2 2011, fourth quarter operating results are anticipated to be below prior guidance.

Revenue for the fourth quarter of 2011 is expected to be approximately $244 million, with earnings per diluted share of between $0.22 and $0.24. Results are subject to the year end audit. This compares to prior guidance which forecasted revenue to be in the range of $245 to $250 million and diluted earnings per share of between $0.30 and $0.32. In the fourth quarter of 2010, revenue was $219 million and diluted earnings per share was $0.33.

For the full year, revenue is expected to be approximately $943 million, with earnings per diluted share of between $1.27 and $1.29, including the gain related to an acquisition. Providence previously anticipated revenue for 2011 of between $944 and $949 million and earnings per diluted share of between $1.15 and $1.17 including the non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility. In 2010, Providence reported revenue of $879.7 million and diluted earnings per share of $1.78.

Included in the fourth quarter of 2011 was an unanticipated $1.1 million expense in the NET insurance captive that ceased to write auto insurance policies in 2011 and shortfalls in certain social services markets during their transition to managed care. Earnings for the year are expected to include a gain of $2.7 million, or $0.20 per share, from a June 2011 acquisition due to the fair value of net assets acquired exceeding the purchase price of the business.

The Company’s LogistiCare division completed 2011 winning 13 of 14 competitive bids, and was successful in retaining eight of nine incumbent contracts, only losing in Colorado, an approximately $6 million annual revenue contract. In South Carolina, LogistiCare was awarded new regions after the removal of a competitor and also won all five new competitive bids. LogistiCare has finalized a contract for Dallas, Texas, is the sole awardee for the City of New York, won competitive bids in Wisconsin and Michigan, and was recently reinstated in Missouri after the termination of a competitor.

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64 E. Broadway Blvd. — Tucson, Arizona 85701 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

“Despite being under bid by our competitors, we were successful winning five of five new state contracts and won eight of nine incumbent contracts up for rebid,” commented Fletcher McCusker, Chairman and CEO. “While we will continue to see some start up expenses in the first two quarters of 2012, we expect to realize the benefit in the second half of the year and beyond. There are also no capitated state NET incumbent contracts up for rebid in 2012 and only one up for rebid in 2013.”

The company will release audited results on Wednesday, March 14 and will provide 2012 guidance at that time.

Fourth Quarter Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. Arizona and MDT and 8:00 a.m. PDT) Thursday, March 15, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 383-8008 or for international callers (617) 597-5341 and by using the passcode 98069542. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 22, 2012 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 17511087.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,100 clients through 595 active contracts at September 30, 2011, with an approximate 10.4 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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